FOR IMMEDIATE RELEASE                                                                                                      Exhibit 99.1

Media Contact: Anna Lovely Select Comfort Corp. (763) 551-7460 anna.lovely@selectcomfort.com	Investor Relations Contact: Frank Milano Select Comfort Corp. (763) 551-6908 frank.milano@selectcomfort.com

SELECT COMFORT LAUNCHES EXPANSION INTO CANADA
Company announces new strategic alliance with Sleep Country Canada

MINNEAPOLIS - (Dec. 5, 2005) - Select Comfort Corporation (NASDAQ: SCSS), the leading bed retailer in the U.S. and creator of the SLEEP NUMBER® bed, today announced that it has expanded distribution of the Sleep Number® bed to Canada through a strategic retail sales alliance with Sleep Country Canada, the number one mattress retailer in Canada.

Initially, Sleep Country Canada plans to offer the Sleep Number® bed at its 45 retail locations in the greater Toronto area. Product will be in stores and available by Boxing Day, a national holiday celebrated in Canada on December 26. Plans call for expansion of the program to all of Sleep Country Canada’s 108 retail locations in British Columbia, Alberta, Manitoba and Ontario throughout 2006.

Select Comfort and Sleep Country Canada plan to jointly launch an integrated marketing campaign, including television, radio, direct mail, and Web site support. This campaign will supplement the media investment Radisson Hotels & Resorts® is currently making in Canada in support of its partnership with Select Comfort in North America and the introduction of the Sleep Number® bed at its hotels in up to 90 percent of its rooms by the end of 2006.

“This growth initiative represents a major introduction of the Sleep Number® bed outside the U.S. and is an important first step in achieving our mission to improve people’s lives by improving their sleep on a global scale,” said Wendy Schoppert, senior vice president, new channel development and strategy, Select Comfort. “Sleep Country Canada was a natural first choice as a partner, with its shared commitment to unparalleled customer service, a unique and educational in-store shopping experience and a knowledgeable sales force that is dedicated to helping customers achieve the best night’s sleep possible.”

Tom Ryan has been appointed general manager, Canada, for Select Comfort and will relocate to Toronto to lead the company’s Canadian expansion efforts. Ryan has been with Select Comfort for nearly 10 years, most recently serving as the New York/New Jersey market manager, where he was instrumental in orchestrating the successful opening of the company’s two Manhattan stores.

“At Sleep Country, we believe a great choice of mattresses will help ensure a great night’s sleep,” said Christine Magee, co-founder and president of Sleep Country Canada. “For the customer, the first step is a wide selection that now includes the innovative Sleep Number® bed brand. The second step is to work with Sleep Country Associates who have the knowledge to find the mattress that’s right for you. That’s what makes Sleep Country the best place to buy a mattress in Canada.”

The Sleep Number® bed utilizes patented technology that allows the mattress to be quickly adjusted for personalized comfort on each side of the bed via a handheld remote control. A SLEEP NUMBER® is a number between zero and 100, which represents the ideal combination of mattress comfort, firmness and support for each individual.

In addition, the Sleep Number® bed is clinically proven to reduce back pain and improve sleep quality. In independent clinical studies, 87 percent of participants who slept on a Sleep Number bed reported improved sleep quality, from falling asleep faster to spending less time tossing and turning; 93 percent reported back-pain relief; and 90 percent said other aches and pains were reduced.

About Sleep Country Canada (www.sleepcountry.ca)

Sleep Country is Canada’s number one mattress retailer — providing outstanding in-store and home delivery service to Canadians from 109 stores across the nation. The company is a leader in nine of Canada’s major markets: Vancouver, Victoria, Kelowna, Edmonton, Calgary, Winnipeg, London, Toronto and Ottawa. With more than 700 associates across the country, Sleep Country was recognized in the Globe and Mail as one of Canada’s 50 Best Employers in 2005 and recently celebrated its 100th store opening and millionth mattress sold.

Founded in 1994, the company has demonstrated a track record of growth and stability. Sleep Country Canada Income Fund is an open-ended limited purpose trust that owns 100% of the voting securities of Sleep Country Canada Inc. The Fund's units are listed on the Toronto Stock Exchange under the symbol Z.UN.

About Select Comfort
Founded in 1987, Select Comfort Corporation (NASDAQ: SCSS) is the leading bed retailer in the United States(1), holding 32 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep NumberÒ bed, as well as foundations and sleep accessories. SELECT COMFORT® products are sold through its nearly 400 U.S. retail stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.
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(1)	Top 25 Bedding Retailers, Furniture Today, May 23, 2005